EMPLOYMENT AGREEMENT

                             between

                    CITIZENS UTILITIES COMPANY

                                and

                           LEONARD TOW

                        As of July 1, 1990



                           Exhibit "A"

  THIS AGREEMENT entered into on March 29, 1991, as of July 1, 1990 by and between CITIZENS UTILITIES COMPANY, a Delaware Corporation with offices at High Ridge Park, Stamford, CT 06905 (the "Company") and LEONARD TOW, an individual residing at 160 Lantern Ridge Road, New Canaan, CT 06840 (the "Executive").


                       W I T N E S S E T H

WHEREAS:

A. The Executive has been a member of the Board of Directors of the Company and Chairman of the Executive Committee of the Board of Directors of the Company since April of 1989;

B. On June 22, 1990, the Executive was elected Chairman of the Board of the Company and designated chief executive officer of the Company effective on July 1, 1990 and is currently acting as such Chairman and chief executive officer and is so acting to the full satisfaction of the Company;

C. The Company desires that the Executive remain and continue as its chief executive officer and to have the benefit of the Executive's advice after his retirement as a consultant on matters of importance to the Company;

D. The Company believes that in order to obtain, motivate and retain the services of the Executive and of key employees generally, it is necessary that benefits available upon retirement be equitable and that the Executive

2598A.2. 3/8/91
and other key employees be given the opportunity to acquire shares of the Common Stock of the Company;


E. By reason of age the Executive is not eligible to participate in the Company's pension plan and, by reason of his first being employed by the Company as of July 1, 1990, can only participate for a limited number of years in the Company's Senior Management Incentive Deferred Compensation Plan, and the Company is desirous of providing benefits to the Executive which will take into account such ineligibility and limited participation;

F. The Executive has served as Chairman of the Board of the Company since June 22, 1990 and as its chief executive officer since July 1, 1990. During the same period of time Executive has served as Chairman of the Board and chief executive officer of Century Communications Corp., a Delaware Corporation ("Century"). The Company acknowledges that during this period when acting as both Chairman and chief executive officer of the Company and of Century, the Executive has performed his services to the Company to the full satisfaction of the Board of Directors of the Company, and the Company is aware that the Executive may continue to serve as Chairman of the Board and Chief Executive Officer of Century during the full term of Executive's employment by the Company, and is agreeable to Executive continuing to act in such capacities with Century and various of Century's subsidiaries and affiliated Companies during his employment by the Company; and

 2598A. 3. 3/8/91

G. The Company is desirous of employing the Executive as its Chief Executive Officer under the terms and provisions set forth herein effective July 1, 1990 and the Executive is willing to accept such employment.


 NOW, THEREFORE, in consideration of the mutual

covenants herein contained and other good and valuable consideration, each to the other in hand paid and the receipt and adequacy of which is mutually acknowledged, the parties agree as follows:


1. Employment: Duties.

(a) The Company hereby employs the Executive and the Executive hereby accepts such employment, for the duration of the Term (as hereafter defined) and upon the terms and conditions hereafter provided, as chief executive of the Company. As such chief executive, the Executive shall be in charge of and have final authority and responsibility for all phases of the activities, operations and business of the Company and its subsidiaries, subject only to such authority and responsibility which under applicable law cannot be delegated and which may only be exercised by the Board of Directors. The Executive shall be the senior officer of the Company and report directly to the Board of Directors, and no officer of the Company shall have authority and responsibility greater than or senior to the Executive. All officers, employees and other personnel shall report directly or indirectly to the Executive.

2598a.4.  3/8/91

(b) During the Term (as herein defined) the Executive shall be designated as the Chairman of the Board of the Company and the By-Laws of the Company shall provide that the Chairman of the Board shall be the Chief Executive Officer of the Company. Additionally, during the Term, the Executive agrees to serve, if it is mutually determined to be appropriate and for the period for which he is and from time-to-time shall be elected, as an officer and director of any subsidiary or affiliate of the Company, and if elected to such, agrees to serve and continue to serve as a director and as a member of any committee of the Board of Directors of the Company, for which Executive shall be entitled to be paid and receive directors fees and fees for acting as member of one or more committees of the Board.


(c) The Company shall use its best efforts to cause the Executive to be a member of its Board of Directors throughout the Term, shall include him in the management slates for election as a director at every stockholders' meeting at which his term for director would otherwise expire and shall not take any action to reduce the scope of the Executive's authority, position, functions, duties and responsibilities from that which is contemplated hereby, unless he shall otherwise consent in writing.

2. Term.

   The term of the Executive's employment under this Agreement shall commence on July 1, 1990 and expire on December 31, 1996, (the "Term").

 2598A. 5. 3/8/91

3. Compensation, Expenses and Benefits.

For services rendered by the Executive during the period of his employment under this Agreement, the Executive shall be paid the compensation, benefits and expenses provided in Sections 3(a), (b), (d) and (e). Additionally, Executive shall also be entitled to the other payments and benefits set forth in other sections of this Agreement.

(a) Base Salary.

The Company shall pay to the Executive a base salary ("Base Salary") as follows:

The Base Salary for the first six months of the Term shall be payable at the rate of $495,000 per year, and the Base Salary for calendar year 1991 shall be $800,000. For each of the remaining years of the Term the Base Salary shall be equal to the greater of (i) 110% of the Base Salary for the immediately preceding year, and (ii) the product obtained by multiplying the percentage increase in the Consumer Price Index, as hereafter defined, from the first day of the immediately preceding year to the first day of the particular applicable year of the remaining years, by the Base Salary for the immediately preceding year, plus the amount of the Base Salary for the immediately preceding year. The Base Salary shall be payable currently in accordance with the customary payroll practices of the Company but in no event less frequently than monthly and shall be subject to such withholdings as may be required by applicable law.

 2598A. 6. 3/8/91

(b) Benefits and Other Plans.


(i) Participation in Plans - Generally.

In addition to his Base salary, the executive shall participate in the 401(k) Plan of the Company, the Senior Management Incentive Deferred Compensation Plan of the Company (as provided for in Section 3(b)(ii)) and any retirement income or pension, profit sharing, medical, hospitalization, major medical, health, dental and eye care plans, sick leave, life or other insurance or death benefit, travel and accident insurance, termination pay, vacation, auto allowance, and any other fringe or employee benefit plans, programs and practices of the Company or its subsidiaries (collectively, "the Plans" and individually a "Plan") for which the Esecutive is or other key executives are or shall become eligible. Except as otherwise provided in this Agreement, in all instances where salary is relevant, the awards to be made to the Esecutive, all contributions of the Company and all other benefits will be determined on the basis of Executive's then Base Salary, as provided in Section 3(a), together with any bonus awarded pursuant to Section 4 during the immediately preceding year of the Term (or for the first full year of the Term if same is the applicable year).

(ii) Senior Managerial Incentive Deferred
Compensation Plan ("SMIDCP").


Executive shall be eligible to and shall be selected to participate in the SMIDCP during the Term

 2598A.7. 3/8/91
with the understanding that the vested portion of the credit balance in Executive's account as of a particular date shall be equal to the vested balance in such account in accordance with the SMIDCP multiplied by five. The full credit balance in Executive's account shall become vested in any year in which Executive's employment by the Company terminates for any reason if not previously vested, and the amount credited for the year of termination shall be deemed vested.


(iii) Life and Accident Insurance.

 A. The Company shall provide Executive

with insurance on his life in the principal sum of the greater of (i) $3,000,000 and (ii) the amount determined under the formula applicable to Company executives (i.e., annualized salary x 4.2, plus $18,000) in accordance with Company policy and practice, and pay the premiums thereon (whether at standard or other than standard rates) and otherwise keep and maintain same in full force and effect during the Term and the Advisory Period, with companies licensed to do business and underwrite policies of life insurance in the State of Connecticut, and with the beneficiary or beneficiaries to be designated by Executive. At the expiration or prior termination of the Term and the Advisory Period (but subject to Executive's rights under Sections 8, 9 and 10), Executive in his discretion shall have the right to purchase the policy or policies of insurance on his life at the then interpolated terminal reserve value thereof. Provided that in the event Executive is not insurable


2598A. 8. 3/8/91
at any premium cost therefor, the Company shall pay over the sum of $3,000,000 (the "Insurance Payment") to designated beneficiaries of Executive or Executive's legal representatives, at his death, whether such death occurs before or after the expiration or prior termination of the Term and the Advisory Period.


B. Additionally, the Executive and his spouse shall each be entitled to coverage in the amount of $1,000,000 under the Company's paid Business Travel Accident Insurance Plan during the period of Executive's employment hereunder and thereafter when traveling on Company matters, with the beneficiary or beneficiaries to be designated by Executive and his spouse respectively.

(iv)  Options.

The Company confirms the prior award to the Executive effective on November 1, 1990, under the Company's Management Equity Incentive Plan (the "Incentive Plan") of (A) options, which shall be classified as incentive stock options, to acquire 350,000 shares of the Company's Common Stock Series B, none of which shall be classified as Deferred Stock or Restricted Stock under the Incentive Plan, at a price per share equal to the Fair Market Value thereof, as defined in the Incentive Plan, on November 1, 1990 and (B) Stock Appreciation Rights ("SARs") under the Incentive Plan to cover all of said shares. It is confirmed further that said options became exercisable in their entirety on March 15, 1991

 2598A. 9. 3/8/91
and may be exercised at any time thereafter up to the date which is ten years from the date of grant (subject in the instance of termination of this Agreement for "good cause" (as hereafter defined) by the Company or voluntarily by the Executive without a breach by the Company, to the shorter period set forth in the Incentive Plan), and shall grant to the Executive the right to elect to cancel all or any portion of any option by exercising a related SAR, upon which exercise, payment in the amount provided for in the Incentive Plan shall be made to Executive or his legal representatives, in cash.


(v) Payments and Distributions under Compensation and Benefit Plans.

Any provision in the 401(k) Plan and the SMIDCP Plan to the contrary notwithstanding (subject, however, to the provisions of Section 7 and provided with respect to the 401(k) Plan that same does not result in the disqualification of such plan as a Qualified Plan under the United States Internal Revenue Code of 1986, as amended (the "Code")), payments will be made to the Executive of the entire balances in his accounts under the SMIDCP and the 401(k) Plan on the date of termination of employment of the Executive for whatever reason or as soon as practicable thereafter in the instance of the 401(k) Plan, or if the Executive shall designate a later date or later dates for any of said payments, on such later date or dates. The amount of the Executive's credit balance in the SMIDCP on the date of payment shall include, in addition to all past contributions and interest and




 2598A. 10. 3/8/91
the amounts referenced in Section 3(b)(ii), a contribution (which shall be made by the Company) and interest, which shall be credited, for the first year of the Term for the period from commencement of the Term to the end of the fiscal year of the Company in which the Term commences and for the period from the first day of the fiscal year of the Company in which the last day of the Term falls to the expiration or termination of the Term.


(vi) Nonforfeitabilits.

Subject to the provisions of Section 7, the Executive's benefits under any Plan which does not expressly provide for non-forfeitability of benefits, for any reason, and/or under the provisions of this Agreement, shall not be subject to forfeiture except as expressly provided for in Section 5(b), notwithstanding any provision to the contrary in such plan for forfeiture or divestiture of benefits or compensation.

(c) Accoutrements of Office.

Executive shall also be entitled to all accoutrements of office that are generally made available to chief executive officers of publicly held companies of the size of the Company, including without limitation an office, office furnishings, secretaries, and support and other personnel and assistance, transportation and any and all other services and facilities made available to Executive's immediate predecessor in office.



2598A. 11. 3/8/91

(d) Expenses; Tax and Other Services.


(i) It is expected that in carrying out his duties on behalf of the Company, Executive from time to time will incur expenses, certain of which are difficult or impossible to itemize. Accordingly, and consistent with the Company's prior practice with respect to the Company's two immediately preceding chief executive officers, Executive shall be paid the sum of $50,000 for expenses in connection with his services for which he is not required to account to the Company. In addition, the Company will promptly pay, and if not paid, reimburse Executive upon reasonable substantiation, for all other expenses, including without limitation, travel and business entertainment expenses, incurred by Executive on behalf of or in connection with the conduct of the business of the Company. The Company shall provide Executive with the use of and shall pay all costs of maintenance and repair of an automobile of Executive's choosing, and a driver, in connection with the rendition and performance of Executive's services.

(ii) To enable the Executive to render the most effective services practicable and to facilitate appropriate financial planning, and consistent with the Company's prior practice with respect to the Company's two immediately preceding chief executive officers, the Company shall reimburse the Executive, whether before or after retirement, expiration or prior termination of this Agreement, for costs incurred by him for tax, financial, investment,


2598A. 12. 3/8/91
estate planning and other professional advice and services, including legal and accounting services, which may be rendered or incurred at any time during the Term, up to a maximum of $25,000 per year, as same is increased by increases in the Consumer Price Index (as provided in Section 12 from the date hereof to the date particular requests are made in accordance with the immediately succeeding sentence). Such payments shall be made on the Executive's requests therefore as such costs are incurred by him, and any of the $25,000 available for any year which is not utilized by Executive, may be carried over and shall be available for utilization by Executive in other years of the Term.


e) Vacation.

Executive shall be entitled to a vacation of five weeks during each year of the Term, at times mutually agreeable to Executive and the Company. All payments and benefits to Executive shall be paid and continue during all vacation periods.

(f) Place and Time for Services.

Executive's base of operations shall be Fairfield County, CT (the "Base Area"), although Executive, at his election, may render his services from other locations. However, Executive shall not be required to render his services on a permanent or other than temporary basis outside of the Base Area. Executive agrees, nevertheless, from time-to-time, to take such trips and travel outside said area as may reasonably be necessary in connection with his duties.


2598A.13. 3/8/91

4. Additional Payments.


Nothing in Section 3 or any other provision of this Agreement shall preclude increases in Executive's compensation, including without limitation, increases in Base Salary, additional benefits, bonuses, incentive awards and other payments or benefits as the Board of Directors or appropriate committee of the Board of Directors of the Company may approve, in its sole discretion, all of which payments and benefits are expressly authorized.

5. Exclusivity.

(a) The Company acknowledges that Executive presently acts, performs and renders services as chairman of the Board and chief executive officer of Century Communications Corp., a New Jersey corporation ("Century") and as chief executive or other officer and/or as a member of the Board of Directors of Century's various subsidiaries and certain affiliated companies of Century. (Such subsidiaries and affiliated companies are deemed included within the meaning of "Century"). The Company agrees (i) that Executive may continue to render and perform such services for Century and retain such offices, directorships or other offices in Century and any future subsidiaries or affiliated companies of Century and (ii) the Company shall make no claim of any nature against Executive or his legal representatives by reason of any such employment by or association with Century. Additionally, subject to the provisions of Section 5(b) (with respect to Executive engaging

 2598A. 14. 3/8/91
in competition materially detrimental to the Company), and without the necessity of seeking approval of the Board of Directors of the Company, Executive may serve as a member of the board of directors, officer, partner or stockholder, or in any other similar position or capacity or provide services for any company, firm, person other than the Company (which shall be deemed to include all subsidiaries and all affiliates of the Company) and other than Century, concurrently with and after his employment under this Agreement, and further may engage in the management of his own affairs concurrently with his employment hereunder and thereafter. Executive shall retain for his account any and all compensation and other benefits payable to him with respect to services rendered to or for Century or to or for such other entities.

(b) Additional Obligations.

All payments and benefits to the Executive under this Agreement, other than those referenced in Sections 3(b)(i) through 3(b)(iii) and Section 6, during the period of his employment with the Company, shall be subject to the following provisions of this Section 5(b). Subject to the provisions of Sections 5(a) and, without limitation, excluding any employment or association with Century, if during the Term the Executive, without the written consent of the Company, shall knowingly engage in competition which is materially detrimental to the Company and its subsidiaries, the Executive's rights to such payments or other benefits in the future shall terminate, and

2598A.15. 3/8/91
the Company's obligations to make such payments and provide such benefits shall cease; provided, however, that the Executive shall not be deemed to have knowingly engaged in such competition unless and until the Executive shall have received written notice, on behalf of the Board of Directors of the Company, from an independent consultant selected by those Directors who are not employees of the Company, specifying the conduct alleged to constitute such competition, and the Executive has thereafter continued to engage in such conduct after a reasonable opportunity and a reasonable period, (but in no event less than 60 or more than 120 days) after receipt of such notice to refrain from such conduct. In the event of discontinuance by the Executive, he shall not be or be deemed to be in violation of the provisions of this Section 5(b) and, without limitation, Executive shall have the right to contest in appropriate forums the determination of the independent consultant. In no event shall the Executive be under any obligation to repay to the Company any amounts theretofore paid to him. The provisions of this Section shall constitute the sole contractual provisions between the Executive and the Company restricting the activities or conduct of the Executive or governing any forfeiture or divesting of entitlements or benefits. Any similar provisions in any Plan, or any other Company benefit plan, or elsewhere, shall terminate and be unenforceable to the extent inconsistent with or more burdensome to Executive than this Section, subject to the limitations of Section 7 of this Agreement.


 2598A.16. 3/8/91

6. Post-Termination Provisions.

(a) Retirement Benefits.


The pension plan of the Company (the "Pension Plan") provides that an employee cannot become a Participant in the Plan if he has attained his 60th birthday prior to the first date for which he is to be credited with Hours of Service, as such terms are defined in the Plan. The Pension Plan provides further that "Normal Retirement Date" as referenced in the Pension Plan is the last day of the calendar month during which a Participant's 65th birthday occurs. Since Executive has heretofore attained his 60th birthday the Executive is not eligible to participate in the Pension Plan. In lieu thereof and additionally to provide Esecutive with a retirement commensurate with his position and compensation, the Company will provide Executive with the following retirement benefits:

(i) Monthly Payments

The Company shall pay the Executive an annual retirement benefit, to be paid, except as hereinafter in this Agreement provided (including without limitation, Sections 6(a)(iii), 9 and 10) in the form of a monthly sum, equal to two-thirds of his "Final Compensation" as hereafter defined. Final Compensation" shall mean, for the purposes of this subsection, the amount of remuneration payable to the Executive for the 12 (or fewer months in the event Esecutive's employment terminates prior to his being employed for 12


 2598A. 17. 3/8/91
months, in which case the amount would be annualized) most highly compensated consecutive calendar months of the Executive's employment with the Company which end on the last day of the calendar month immediately preceding the date on which net monthly retirement benefits are to commence. Remuneration shall include any and all forms of taxable income received by Executive including benefits taxed to him whether or not directly received, plus any and all amounts contributed by the Company or otherwise credited to his account during the period specified under the Company's SMIDCP and 401(k) Plan, plus any and all other awards and contributions made by the Company and other benefits received by the Executive under any other executive compensation plan or program, without deduction for any income or compensation accrued at any time but deferred under the 401(k) Plan or any other deferred compensation plan, program or practice of the Company, except that taxable income recognized by Executive by reason of the exercise of the options to purchase 350,000 shares of the Company's Common Stock pursuant to Section 3(b)(iv) of this Agreement or other options to acquire shares of the Company's stock hereafter awarded to Executive, shall not be included in computing "Final Compensation". To protect the Executive's retirement benefit against erosion due to inflation, such net monthly retirement benefit, as same may theretofore have been adjusted from time to time pursuant to this subsection, shall be further increased as of the first day of each month to take into account (A) the


2598A. 18, 3/8/91
percentage increase, if any, in the Consumer Price Index for the second preceding month over the Consumer Price Index for the third preceding month, as well as and (B) any increases in Final Compensation resulting from the availability of information concerning benefit or compensation plans or programs, awards, contributions and credits, including SMIDCP awards, and from any retroactive or other appropriate adjustments in Final Compensation. Net monthly retirement benefits hereunder calculated as aforesaid and Executive's rights under this Section 6(a) (and those of his spouse or legal representatives, if applicable), shall commence as of the first day of the first full month immediately succeeding expiration or prior termination, for any reason, of the Term of this Agreement, and in the event termination is effected by reason of Executive's death, then without relinquishment of any benefits payable to Executive's spouse as set forth in subsection (ii) of this Section 6(a), such monthly payments shall be made to Executive's spouse for the period set forth in subsection (ii).


(ii) Continuation of Payments

Such monthly retirement benefit payments shall continue until the last day of the month in which the Executive's death occurs. Thereafter (or immediately following termination if termination of the Term of this Agreement, is occasioned by the death of Executive), the Company shall make monthly payments to the Executive's surviving spouse, if any,

2598A. 19. 3/8/91
equal in amount to the monthly payments which would have been made by the Company to the Executive under this Section 6(a) had the Executive survived and termination had not been occasioned by the death of Executive. Payment of such surviving spouse's monthly sum shall continue until the last day of the month during which such spouse's death occurs. If, at the time of the death of the survivor of the Executive and his spouse, less than 120 monthly payments have been made under this Section 6(a) after expiration or prior termination of the Term of this Agreement, then the commuted value of the remaining monthly payments (i.e., payments necessary to total 120 payments when combined with the payments made after his actual retirement date), with a provision for increases in the Consumer Price Index determined pursuant to Section 12 and 16(h) hereof, shall be paid in a lump cash sum to the Executive's designated beneficiary or beneficiaries or, in the absence of a valid designation or an eligible beneficiary, to the legal representatives of the survivor.


(iii) Lump Sum or Commuted Value Payments


Notwithstanding anything in this subsection 6(a) to the contrary, the Executive (or his surviving spouse) pursuant to an election (the "Section Six Election") made by the Executive prior to expiration or termination of the Term of this Agreement (or by his surviving spouse at any time after Executive's death) may elect, effective with the dates designated in such election but in no


2598A.20. 3/8/91
event prior to the expiration or prior termination of the Term of this Agreement, to receive the commuted value of all remaining monthly payments, or any designated portion thereof under this Section 6(a), in a lump sum cash payment to be paid at the effective date or dates (the "Lump Sum Determination Date") of such elections as specified by the Executive or his surviving spouse. After any lump sum cash payment is made for a designated portion of the aforesaid remaining monthly payments, the Company shall thereafter include in each monthly payment hereunder to the Executive or his surviving spouse, estate or beneficiary all monthly amounts that would have been due because of increases in the Consumer Price Index as if said designated portion of the remaining monthly payments had continued to be payable monthly in accordance with this subsection 6(a). Determinations of commuted value (the "Lump Sum Calculation") and subsequent monthly payments, if any, under this subsection 6(a) shall be made in accordance with Section 13, hereof. The Section Six Election shall be made in accordance with the notice provisions of Section 16(1), provided, however, that in the instance of monies becoming due by reason of termination pursuant to Sections 9 or 10 no such notice of election need be given.


(b) Advisory Services.

The Executive shall render the advisory services described in this Section 6(b) as a consultant of the Company for the period commencing immediately upon the

2598A. 21. 3/8/91
scheduled expiration of the Term and continuing through the fifth anniversary of the date thereof (the "Advisory Period"). During the Advisory Period, the Executive will provide such advisory services concerning the business, affairs and management of the Company as may reasonably be requested by the Board of Directors of the Company, but shall not be required to devote more than 30 hours each month to such services, which shall be performed at a time and place mutually convenient to both parties and which may be performed via telephone. The Executive may engage in other full time employment during the Advisory Period and his advisory services shall be required only at times and places consistent with his other employment or with his private activities; provided that during the Advisory Period the Executive shall not engage in full time employment that is in material detrimental competition with the Company or any of its subsidiaries or affiliates (as provided for in Section 5(b), it being agreed that employment by Century or the rendition of services for Century is not and shall not be deemed in competition with the Company or any of its subsidiaries or affiliates. During the Advisory Period, the Executive shall be entitled to receive a base payment in an amount per annum equal to 25% of Executive's Base Salary for the twelve-month period of the Term immediately preceding expiration ("Advisory Base Salary"). Provided, however, that in the event this Agreement is terminated by death or Permanent Incapacity of Executive (as hereafter defined) or without "good

 2598A. 22. 3/8/91
cause", as hereafter defined, the Company shall pay to Executive or his legal representatives (as provided in Sections 9 and 10) a lump sum payment equal to the commuted value of the Advisory Base Salary for the balance of the Advisory Term determined in accordance with Section 13 hereof.


 (c) Other Matters.

During the Advisory Period and for such further period as may be mutually agreed in the event there should then be a business relationship between the Company and the Executive, the Company at its expense shall provide Executive with and maintain in good repair and condition, a private office outside the Company's offices at a location acceptable to the Executive, office furnishings, all utilities, equipment, parking privileges, a secretary and personnel assistance and other amenities and accoutrements of office (all of which are referred to as "Advisory Support"), it being understood and agreed that such Advisory Support is to be and is being provided for the Company's benefit, and provided, however, that the Company shall continue to provide the Executive his present office, secretary and assistants and all other services at the Company headquarters until his new office is ready for occupancy. Such Advisory Support shall be equivalent to those provided to the Executive currently at the Company's headquarters, as same may be augmented during the term. The Company shall be responsible for the hiring, employment by the Company and compensation, including benefits,

 2598A. 23. 3/8/91
of the Executive's secretary and other personnel and for all required moving and relocation expenses. In lieu of the Company providing the Executive with Advisory Support, as aforesaid at the Company's expense, the Executive at his option may elect to make other arrangements for himself at any time during which the Company is obligated to provide the same and to receive from the Company for each twelve month period durinq the remaining term of the Advisory Period, a payment of $75,000, increased by the increase in the Consumer Price Index from the date hereof to the first day of the applicable twelve-month period, for each twelve-month period following such election, payable in full on the date specified in said election, and prorated in the event that the final period within the Advisory Period is less than twelve months.


7. Waivers: Limitations of Law.

The Company shall make such waivers, amendments to Plans or consents under Plans, or amendments and consents in connection with other benefits provided for herein, as may be necessary to carry out the intent of Sections 3(b) and 6. However, in no event shall the Company or any Plan take any action which would
(A) contravene applicable law; (B) bring about the disqualification of any Plan under the United States Internal Revenue Code of 1986, as amended (the "Code") of any Plan presently so qualified, under the Code, or (C) eliminate any exception from liability under Section 16(b) of the Securities Exchange Act of 1934 for any director or officer


 2598A. 24. 3/8/91
subject thereto. If, by reason of any matter referred to in this Section, any action cannot be undertaken at the time at which it is expected, requested or proposed by the Executive, it (or as much thereof as shall be permissible) shall be undertaken at the earliest time possible thereafter, or in the case of a request for deferred payment at the time closest to that requested, which is permissible without contravening this Section. To the extent that benefits under a Plan or other benefits or payments provided for herein would be lost to the Executive permanently or for any period of time by reason of this Section, the Company shall provide such benefits supplementarily outside such Plan or in an alternative form.


8. Continued Availability of
   Benefits after Retirement.

The payments provided under this Agreement for the Executive are not intended to limit or eliminate any benefits to which the Executive (or, after his death, his beneficiaries or estate) or his spouse is or may be or become entitled under any of the Plans. After the period of his employment under this Agreement and during the lifetime of the Executive and the lifetime of his spouse, the Executive and/or his spouse shall be eligible to receive all benefits (or their equivalents or counterparts) which the Executive now enjoys or for which he and his spouse are or may become eligible (whether or not retired key employees or their spouses would otherwise be eligible therefor) under the Plans (including without

 2598A. 25. 3/8/91
limitation the Incentive Plan) of the Company and its subsidiaries. The coverage of the Executive and his spouse under the health, hospital, medical and similar Plans, shall continue to be maintained, until the last covered person has died, at no less than the benefit levels applicable on the retirement date of the Executive. No amendment to any Plan shall be carried out which shall deprive the Executive or his spouse from continuing to participate in and receive the aforesaid benefits and all other benefits provided for in this Agreement, unless the Executive or his spouse is compensated by supplemental payments outside said Plan so that he or she is in no way prejudiced by any such Plan amendment. Additionally, after expiration of the Term and the Advisory Period or prior termination by reason of Executive's Permanent Incapacity or without good cause or termination by the Executive pursuant to Section 10, the life insurance coverage and entitlement of the Executive shall be continued at the level of coverage set forth in Section 3(b)(iii) (whether by payment of premium or as otherwise provided for in Section 3(b)(iii)) until his death. The Executive may convert such insurance arrangements into new or different insurance coverages or substitute different insurance arrangements, as he shall determine from time-to-time, and also may extend coverage to his spouse and extend the period to include her lifetime; provided, however, that if the Executive should elect to make any such different arrangements, the total cost on an actuarial basis of the


2598A.26. 3/8/91
insurance coverage which shall be borne or be expected to be borne by the Company shall not exceed the cost to the Company on an actuarial basis of maintaining (for the remainder of the Executive's life) the level of life insurance coverage to which the Executive is entitled as described above. Such costs on an actuarial basis shall be determined as provided in Section 13 hereof. The implementation of this paragraph shall be subject to the provisions set forth in paragraph 7 hereof.


9. Termination by Company; Death.

(a) The death of the Executive shall work a termination of the Term or the Advisory Period. Additionally, the Company shall have the right to terminate the Term only under the following circumstances:

(i) Upon notice from Company to Executive in the event of an illness or other disability which has incapacitated Executive from performing his duties for twelve consecutive months

("Permanent Incapacity").

(ii) For "good cause" upon notice from Company. Termination by Company of Executive's employment for "good cause" as used in this Agreement shall be limited to willful malfeasance by Executive in the performance of his duties under this Agreement which has a materially injurious effect on the Company's business, or by reason of Executive's conviction of a felony

 2598A. 27. 3/8/91
related directly to the conduct of Executive's office (which through lapse of time or otherwise, is not subject to appeal) or knowingly engaging in and not thereafter refraining from competition as provided for in Section 5(b); provided, however, that such termination shall be effected only by written notice thereof delivered by the Company to the Executive specifying in detail the basis for termination, and shall be effective as of the date which is 30 business days after receipt of such notice by the Executive; provided further, however, that if (i) such termination is by reason of Executive's willful malfeasance without proper cause to perform his particular obligations as chief executive officer under this Agreement, and (ii) within 30 days following the date of receipt of such notice Executive shall cease his refusal and shall use his best efforts to perform such obligations, the termination shall not be effective. Without limitation, Executive shall have the right to contest in appropriate forums any termination for "good cause"

(b) If this Agreement is terminated pursuant to Section 9(a) above, Executive's rights and Company's obligations hereunder shall forthwith terminate except as



2598A.28. 3/8/91
expressly provided in this Agreement. In the event the Company does not exercise its right of termination under Section 9(a)(i) or 9(a)(ii), all of the payments and benefits due or to become due to Executive, and/or his spouse and/or his designated beneficiaries or legal representatives shall continue to be made and accrue as if and to the same extent that Executive was fully performing his obligations hereunder.


(c) If this Agreement is terminated by reason of death of the Executive or pursuant to Section 9(a)(i) hereof, Executive or his designated beneficiary or beneficiaries or legal representatives, as the case may be, shall be entitled to receive the following:

A. The present commuted value determined pursuant to Section 13, of the aggregate of (i) 100% of Executive's Base Salary accrued to date of termination and for the balance of the Term, without obligation of the Executive to provide any of the services provided for in Section 1 for said balance of the Term, except that if such termination occurs during the last three years of the Term the remaining balance of the Term shall be deemed to be increased by one year) without obligation of the Executive to provide any services, (ii) 100% of Executive's Advisory Base Salary for the full five years of the Advisory Period without obligation of the Executive to provide any of the services set forth in
Section 6(b);

 2598A. 29. 3/8/91

(iii) 100% of the amount in Executive's account in the SMIDCP together with such additional amount that would be in such Plan for the benefit of Executive had this Agreement not been terminated by the Company and Executive rendered his services during the balance of 9 the Term; (iv) 100% of all monies in Executive's account in all other Plans, and (v) a bonus for each year or the fraction thereof for the remainder of the Term based on the average amount of the bonuses paid immediately preceding death.

B. In the instance of termination by reason of death, the proceeds of the policy or policies of life insurance referenced in Section 3(b)(iii), and in the instance of termination under Section 9(a)(i), a fully paid up policy of life insurance on Executive's life in the principal amount set forth in Section 3(b)(iii) in the event Executive was insurable, and if not insurable, the Company shall continue to be obligated to make the Insurance Payment provided for in Section 3(b)(iii).

C. Continued participation for Executive and his spouse during their respective lifetimes in all health, medical and hospital plans of the Company made available for senior employees, with the Company paying all premiums and charges in connection therewith; and


 2598A. 30. 3/8/91

D. In the instance of termination by reason of death, the present commuted value, in one lump sum of the monthly payments provided for in Section 6(a) and in the instance of termination under Section 9(a)(i) continued payment of the retirement benefit (in monthly payments or in a lump sum) as provided for in
Section 6(a).


(d) If this Agreement is terminated pursuant to Section 9(a)(ii) hereof, Executive shall be entitled to receive the following:

A. The present commuted value determined pursuant to Section 13, as of the date of termination of (i) 100% of the amount in Executive's account in the SMIDCP,
(ii) 100% of all monies in Executive's account in all other Plans, and (iii) Base Salary for services rendered through the date of termination; and

B. Except in the instance of Executive's conviction of a felony related directly to the conduct of his office, which through lapse of time or otherwise, is not subject to appeal, the present commuted value, in one lump sum, of the monthly payments provided for in Section 6(a).

C. A fully paid-up policy of life insurance on Executive's life in the principal amount to set forth in Section 3(b)(iii) in the event Executive was insurable, and if not insurable, the Company shall




 2598A.31. 3/8/91
continue and shall be obligated to make the Insurance Payments, as provided for in Section 3(b)(iii).


(e) Without limitation on his rights and remedies, Executive shall have the right to contest any termination by the Company pursuant to Section 9(a)(i) or 9;(a)(ii) by appropriate legal action, before any court and to obtain damages from the Company (including without limitation, legal fees and expenses) if and to the extent that such termination is determined by final court order to have been wrongful.

10. Termination by Executive and Wrongful Termination by the Company.

(a) The Executive shall have the right, exercisable by notice to the Company, to terminate the Term, the Advisory Period and this Agreement (i) effective 30 days after the giving of such notice, if, at any time during the Term or the Advisory Period, the Company shall be in material breach of any of its obligations hereunder, provided that the Term or the Advisory Period, or this Agreement, shall not so terminate if within such thirty-day period the Company shall have cured all such material breaches of its obligations hereunder; or (ii) after this Agreement has been in effect for 24 or more months, at any time, in Executive's option and discretion, effective 60 days after the giving of notice of termination; or (iii) effective 30 days after the giving of such notice in the instance of an illness or disabiltiy to


 2598A. 32. 3/8/91

 Executive which is not a Permanent Incapacity under Section 9(a)(i), and the Executive's physician(s) or other medical and/or mental health practitioner(s) advise or suggest that the continuance of Executive in his employment with the Company would or might have an adverse effect on Executive's physical or mental health. The parties acknowledge and agree that a material breach for purposes of this Section 10 shall include, but not be limited to (i) failure of Executive to be elected or retained as Chairman of the Board, Chief Executive Officer and a director of the Company, or the failure of the Company to cause Executive to so serve in such positions,
 (ii) a reduction (other than an incidental or immaterial reduction) in the Executive's authority, functions, duties or responsibilities provided in
 Section 1 (whether or not accompanied by a change in title) which has not been fully corrected within said 30-day period or (iii) the Company's requirement that (or causing) all persons and personnel to report directly or indirectly to other than Executive or the Company's failure to cause Executive be the senior officer of the Company, or (iv) a "Change in Control" (as hereafter defined) of the Company occurs. A "Change in Control" of the Company shall be deemed to occur when (A) any person or group of affiliated or related persons (other than a group of which Executive or an entity controlled by Executive is a participant and other than an employee benefit plan of the Company) acquires, directly or indirectly, voting securities or assets


 2598A.33. 3/8/91
of the Company if, immediately after giving effect to such acquisition, such person or group of affiliated or related persons either (i) beneficially owns 9% or more of the total voting power of all of the Company's voting securities outstanding at the time of such acquisition, or 9% or more than the fair market value of the Company's issued and outstanding stock, or (ii) within the preceding 12-month period acquired the voting power referenced in (i) above, or
(iii) within the preceding 12-month period acquired 20% or more of the assets of the Company, or (iv) otherwise effectively controls the operations of the Company, whether by control of its Board of Directors, by contract, or otherwise, or (B) a majority of the members of the Board of Directors of the Company is replaced during the preceding 12-month period by directors whose appointment or election was not endorsed by the prior Board.


(b) In the event of termination by the Executive in accordance with the foregoing procedures or in the event of the termination of this Agreement or the term of employment by the Company in breach of any of its obligations under this Agreement, the following provisions shall apply:

(i) The Executive shall have no further obligations or liabilities to the Company whatsoever which shall survive such termination.

(ii) In the event of termination occasioned by breach by the Company, then on the date of such termination, the Company shall pay as damages in a lump sum, the sum of


2598A.34. 3/8/91

$1,000,000 plus the monies set forth and enumerated in Section 9(c)A, and there shall be paid over to Executive and additionally he shall be entitled to receive the benefits set forth in Sections 9(c) B and C and D. In this connection, the payment and benefit pursuant to Section 9(c)B shall be the same as the payment and benefit provided in the instance of termination under 9(a)(i), and the payment or benefit pursuant to Section 9(c)D shall be the same as the payment and benefit in the instance of death.


(iii) In the event of termination by Executive at his option pursuant to Section 10(a)(ii) after this Agreement has been in effect for twenty-four months, then on the date of termination, the Company shall pay to Executive and Executive shall be entitled to receive the payments and benefits provided for in Section 9(d), disregarding the first clause of Section 9(d)B, and provided that if such termination becomes effective during any of the periods of time set forth below, the commuted value of the monthly payments provided for in Section 6(a) shall be reduced by the following corresponding percentages:

Period of Termination                    Reduction Percentage
---------------------                    --------------------

Prior to June 30, 1993                             50%
July 1, 1993 to June 30, 1994                      33-1/3%
July 1, 1994 to June 30, 1995                      25%
July 1, 1994 to June 30, 1995                      12-1/2%

(iv) In the event of termination by the



 2598A.35. 3/8/91

Executive pursuant to Section 10(a)(iii), then on the date of termination, the Company shall pay to Executive and Executive shall be entitled to receive the payments and benefits provided for in Section 9(c) in the instance of termination under Section 9(a)(i).


 (c) Any termination under Section 10(a) shall not affect any vested rights which the Executive may have at the effective date of such termination pursuant to any insurance or other death benefit plans or arrangements of the Company or under any stock option, stock appreciation right, bonus unit, management incentive or other plan of the Company maintained for its senior executives not referenced in Sections 9(c) A, B, C and D and Section 10(b), all of which rights shall remain in full force and effect (and any period shall not be deemed shortened as a result of the Executive's termination of employment, notwithstanding the provisions of any related plan, agreement or certificate issued thereunder), nor shall such termination affect the obligations of the Company to continue to provide the Executive with the other benefits, support services, Advisory Support, and other entitlements required to be provided to the Executive under this Agreement.

(d) Mitiqation. In the event of the termination of this Agreement by the Executive pursuant to Section 10 or by reason of breach by the Company of any of its obligations hereunder, or in the event of the termination of this Agreement



2598A.36. 3/8/91
by the Company pursuant to Section 9(a)(i) or other than pursuant to Section 9(a)(ii), the Executive shall not be required to mitigate his damages hereunder and payments and benefits to be made in event of termination under Section 10 or
Section 9(a)(i) or by reason of breach by the Company of any of its obligations hereunder or other than by reason of Section 9(a)(ii), shall not be limited or reduced by any amount Executive might earn or be able to earn from other employment or ventures.


(e) The parties believe that the above payments or benefits pursuant to Section 10(b)(ii) do not constitute "Excess Parachute Payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Notwithstanding such belief, if any such payment or benefit under Section 10(b)(ii) is determined by the United States Internal Revenue Service to be an "Excess Parachute Payment" the Company shall pay Executive additional amounts (the "Tax Payment") on a fully reimbursed after-tax basis equal to the sum of excise tax under Section 4999 of the Code, income taxes under Subtitle A of the Code and all other taxes under applicable state law on such Excess Parachute Payments.

(f) Remedies. The Company recognizes and agrees that because of Executive's special talents, stature and opportunities that the provisions of this Agreement regarding further payments of Base Salary, Advisory Base Salary and the other payments, the benefits as provided for in



2598A.37. 3/8/91

Section   10(b)(ii),   constitute   fair  and  reasonable   provisions  for  the
consequences of such termination and do not constitute a penalty.


11. Indemnity, Directors' and Officers' Insurance.

(a) The Company agrees to and confirms its obligations, among others, to indemnify the Executive as an officer, director, employee and agent and its related obligation to advance funds for expenses to the Executive as contained in the Company's certificate of incorporation, by-laws and any other instruments or provided for by law or otherwise. Such obligations shall be in scope the greatest of (i) the obligations existing as of the date hereof, (ii) the obligations as they may be amended or otherwise revised in the future, or (iii) the maximum protection available for officers and/or directors under applicable law. The Company agrees that it will use its best efforts to the end that the By-laws and Certificate of Incorporation of the Company shall not be amended to reduce any indemnity protection presently available to officers and/or directors.

(b) The Company presently maintains Directors and Officers Insurance in limits of $15,000,000. The Company agrees to [use its best efforts to] maintain Directors' and Officers' Insurance (at a minimum in such limit) covering the Company's obligation, among other things, to indemnify the Executive for loss, liability and expense resulting from


2598A.38. 3/8/91
litigation relating to his activities as an officer or director of the Company and insuring the Executive against such loss, liability and expense, with coverage at least as high as the insurance now maintained by the Company, and, following termination of employment under this Agreement, to maintain equivalent coverage for the executive, on an "occurrence" basis (or as a named former officer and director on a "claims made" basis) or otherwise for his activities during the Advisory Period and additionally while he is in the service of the Company.


12. Consumer Price Index.

(a) Whenever used herein the words "Consumer Price Index" shall mean the New York-Northeastern New Jersey Area Consumer Price Index for Urban Wage Earners and Clerical Workers (or if publication of that index is terminated, any substantially equivalent successor thereto), as published by the Bureau of Labor Statistics of the United States Department of Labor.

(b) If at any time that a computation based on an increase in the Consumer Price Index for any specified period is required under the terms of this Agreement and the appropriate percentage increase in the Consumer Price Index is not yet available, the percentage increase will be assumed to have been the same as the increase for the most recent period of the specified duration for which information is available. If at any time a computation is required to be made under this



 2598A. 39. 3/8/91

Agreement based on the Consumer Price Index as of any date or month, the most recent Consumer Price Index which is available on that date or at the end of such month shall be used.


(c) In comparing Consumer Price Indexes the same lag time or procedure to reflect a delay in the availability of information will be used for each. In the case of any adjustment or corrections in the Consumer Price Index appropriate payments or credits between the Company and the Executive shall be reflected in the first monthly payment after current or corrected information becomes available.

13. Determination of Benefits.

Whenever under this Agreement it is necessary to determine actuarially equivalent continuing benefits, or whether one benefit, cost or payment is less than, equal to or larger than another (whether or not such benefit, cost or payment is provided under this Agreement), or to make any determination or calculation specifically designated in this Agreement to be made in accordance with this paragraph 13, or the present or commuted value of payment or payments to be made in the future or over a period of time, or whenever either party hereto requests that any calculation relevant to this Agreement be made or a procedure for a calculation be established or the accuracy of a calculation be checked, such determination, calculation or procedure shall be made by the Company's independent consulting actuary, The Wyatt Company, or by another independent actuary acceptable to the Executive and


 2598A. 40. 3/8/91
the Company, using when such information is needed the mortality tables then currently in use for purposes of the Company's Pension Plan (assuming 100% joint and survivor benefits), and the interest rate specified in the Company's Pension Plan in effect at December 31, 1989 for use in determining actuarial equivalents for employees of more than 20 years of service who were participants in the Pension Plan on December 31, 1983.


14. Merqer,  Consolidation,  or Sale of Assets or Stock.

Subject to Executive's right to terminate this Agreement pursuant to Section 10 by reason of Change in Control of the Company occasioned by any consolidation, merger or transfer hereafter referenced in this Section, which right is expressly reserved and retained by Executive, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets or capital stock to, another corporation or business organization which assumes this Agreement and all obligations and undertakings of the Company to the Executive under this Agreement or any corporate instrument, by-law, certificate of incorporation, benefit plan, program or practice, other corporate undertaking, agreement or law. Upon such a consolidation, merger or transfer of assets or stock and assumption, the term "Company" shall refer to such other corporation or business organization, and this Agreement shall continue in full force and effect, and such other corporation


2598A.41. 3/8/91
or business organization shall, ipso facto, assume this Agreement and all other obligations of the Company contemplated by this Agreement. No such consolidation, merger or transfer shall relieve the Company from any of the Company's obligations under this Agreement without the written consent of the Executive or his surviving spouse.


15. Additional Option To Acquire Shares


(a) In the event of a threatened or actual Change in Control, Executive shall have the right and option, exercisable by Executive in Executive's discretion, from time to time during the period set forth below, by notice to the Company (the "Option Notice") to acquire from the Company up to 2,000,000 shares in the aggregate, of the Series A Common Stock or Series B Common Stock, or a combination of Series A and Series B Common Stock, as the Executive may determine, ("Common Stock") of the Company (adjusted as set forth in Subsection
(b)) at a price per share, to be paid by Executive, equal to the Closing Price (as hereafter defined) of said stock on the date of the giving of the Option Notice, or if such day is a Saturday, Sunday or Holiday, on the immediately preceding business day on which securities are generally traded (the "Applicable Date"). The Option Notice shall be given on or before the latest of (i) the expiration date of the Term as set forth in Section 2, (ii) the expiration date of any renewal or extension of this Agreement or any other employment agreement between Executive and the Company (the "New Agreement") and



 2598A. 42. 3/8/91

(iii) six months following the termination of Executive's Employment with the Company subsequent to the Term or the term of any New Agreement. The Closing Price shall be the last such reported sales price, regular way, on the Applicable Date, or, in case no such reported sale takes place on such particular day, the average of the closing bid and asked prices, regular way, for such particular day, in each case on the principal national securities exchange or in the NASDAQ-National Market System (the "Securities Exchange") on which the shares of Series A Common Stock and/or Series B Common Stock, as the case may be, are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ or any comparable system, as adjusted pursuant to Subsection (b). Payment shall be made by the Executive within ten business days following the giving of the Option Notice. Without limitation, a threatened change in control shall be deemed to have occurred when any person or group of persons acquires such ownership of securities of the Company that such person or group files or is required to file a Form 13-D or otherwise files or is required to make a filing pursuant to Regulations 13D-G under the Securities and Exchange Act of 1934, as amended.


(b) The number of shares subject to the option set forth in subsection (a) above, shall be adjusted to reflect, after July 1, 1990 any (i) declaration or payment of


 2598A. 43. 3/8/91
dividends in the form of Series A Stock, Series B Common Stock or other common stock of the Company, (ii) stock splits, (iii) subdivisions or combinations or reclassifications of outstanding Series A or Series B Common Stock or (d) the issuance to holders of Series A or Series B Common Stock of options, warrants or rights to acquire additional shares of such respective series and any other distribution made by its Company to holders of Series A Stock or Series B Common Stock, as the case may be, and the Option Price shall be adjusted to reflect all of the foregoing.


16. MISCELLANEOUS


(a) Decisions by Company

Except as otherwise expressly provided.in this Agreement, any decision, designation, consent or other action by the Company relating to this Agreement, its operation or its termination, shall be made by the Board of Directors, or at the direction of the Board of Directors, when so requested by the Executive.

(b) Entire Aqreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties and may not be modified except by an agreement signed by the Executive (and/or where applicable his legal representatives and his spouse) and the Company.

(c) Assiqnability. This Agreement, and the

2598A.44. 3/8/91

Executive's rights and obligations hereunder, may not be assigned or delegated by the Executive; provided, however, that nothing in this subsection (d) shall preclude (i) the Executive from designating a beneficiary to receive any benefit payable on his death, and (ii) the legal representatives of the estate of the Executive or his spouse from assigning any rights hereunder to the person or persons entitled thereto under his or her will or, in case of intestacy, to the person or persons entitled thereto under the laws of the intestacy. Except as expressly provided for in Section 14 and subject to the Executive's rights to terminate this Agreement under Section 10 by reason of any change in control of the Company, this Agreement and the Company's rights and obligations hereunder, may not be assigned or delegated by the Company.


(d) No Attachment


Except as otherwise required by law, no right to receive payments under this Agreement shall be subject to encumbrance, charge, execution, attachment, levy or similar process or assignment by operation of law, and any attempt voluntary/or involuntary, to effect any such action shall be null, void and of no effect.

(e) Bindinq Aqreement


This Agreement shall be binding upon and inure of the benefit of the Executive and the Company and their respective permitted successors and permitted assigns.

 (f) No Waiver
     No term or condition of this Agreement shall

 2598A.45. 3/8/91
be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.


(g) Expenses and Leqal Fees


The Company shall pay all legal fees (which shall include without limitation, fees of tax advisors and tax counsel and associated expenses and disbursements) incurred by Executive in the negotiation and execution of this Agreement. Additionally, the Company shall pay all legal fees' of litigation, and other expenses incurred by the Executive, his spouse, or the estate, legal representative or other beneficiary of either ("Claimant") (i) as a result of
(A) the Company's refusal to make payments or failure to make payments when due to which the Claimant or any benefit plan, fund or agent is or shall become entitled under this Agreement, or otherwise, (B) the refusal or failure of the Company to make provision for or acknowledge any employee benefit to which the Claimant is or shall become entitled as provided for by this Agreement or otherwise, or (C) the refusal or failure or by any benefit plan, fund or agent established for the benefit of the


2598A.46. 3/8/91

Company's employees to make any such payments when due or (ii) as a result of the Company's contesting the validity, enforceability or interpretation of this Agreement or any portion thereof.


(h) Riqht to Accelerate


Without limitation of any rights of Executive to otherwise cause acceleration of any benefits or monies due or to become due to Executive, his spouse or their respective legal representatives, if the Company or any of the benefit plans or funds referenced herein shall fail to make, when due, any payment referred to in this Agreement or shall refuse to make any such payment, or shall fail or refuse to make provision for, or to acknowledge, any employee or other benefit to which the Claimant is entitled, the Claimant may, at his, her or its option, accelerate and declare due, payable and performable all such payments, provisions or entitlements. If at any time the Claimant has the right to accelerate payments under this Section, same shall be determined in accordance with the provisions of Section 13 but incorporating, however, in said lump sum calculation the average annual increase in the Consumer Price Index for the most recent 36 months preceding the date on which said accelerated payment is to be made. The Claimant may, but shall not be required to, bring one or more legal actions to enforce payment, or other appropriate remedy, of any and all amounts to which the Claimant has then become, or shall at any time in the future become entitled, whether or

2598A.47. 3/8/91
not then due, payable or performable.


(i) Severability


If for any reason any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect so as to carry out the intent of this Agreement. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision, together with all other provisions of this Agreement, shall likewise to the full extent consistent with law continue in full force and effect so as to carry out the intent of this Agreement. In the event of any such invalidity, the parties shall both endeavor and negotiate in, good faith, to agree upon substitute provisions to effectuate the interest of the provisions held to be invalid.

(j) Headinqs

The headings of Section are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

(k) Governinq Law

The  Company  being  a  Delaware  corporation,  the  validity,   interpretation,
performance and enforcement of this Agreement shall be governed by the internal laws of the


 2598A.48. 3/8/91

State of Delaware app]icable to agreements made and fully to be performed therein, without any reference to any rules of conflicts of laws.


(1) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or (ii) when transmitted by facsimile transmission to the telecopy number set forth below (during normal business hours of the recipient or the immediate succeeding business day) or when mailed, on the second business day immediately succeeding the mailing by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice; provided that notices of changes of address shall be effective only upon receipt thereof):

(a) If to the Company at:


    High Ridge Park
    Stamford, CT 06907
    Attn: Board of Directors
    Telecopy Number: 203-329-4627


 (with copy to the same address or telecopy number but Attention: Legal Department.

(c) If to Executive at:
    160 Lantern Ridge Road
    New Canaan, CT 06240

    With copy to David Z. Rosensweig, Esq.,
    11 East 44th Street, New York, NY 10017.

IN WITNESS WHEREOF, the parties hereto have signed


 2598A.49. 3/8/91


their names, all as of the date and year first above written.

                             CITIZENS UTILITIES COMPANY

                             By: /s/ Daryl A. Ferguson
                                -----------------------
                                Its /s/ President

Attest:

/s/ Charles J. Weiss
   ------------------
Secretary of
Citizens Utilities Company

                               /s/ Leonard Tow
                                   -----------

APPROVED:
---------

/s/ Robert D. Siff
   ---------------

/s/ Aaron Fleischman
   -----------------

/s/ Norman Botwinik
   ----------------

Members of the Compensation Committee of the Board of Directors of Citizens Utilities Company.

2598A.50  3/8/91

  Amendment to Employment Agreement approved on September 28, 1995 by Court of Chancery, New Castle County, Delaware, Consolidated Civil Action No. 12992.

                                              Amended Version of Section 6(a)

[Note: The following clause appears on page 17 of the original employment agreement.]


          6.    Post-Termination Provisions
                ---------------------------

                (a)  Retirement Benefits
                     -------------------

                     The pension plan of the Company (the "Pension Plan") provides that an employee cannot become a Participant in the Plan if he has attained his 60th birthday prior to the first date for which he is to be credited with Hours of Service, as such terms are defined in the Plan. The Pension plan provides further that "Normal Retirement Date" as referenced in the Pension Plan is the last day of the calendar month during which a Participant's 65th birthday occurs. Since Executive has heretofore attained his 60th birthday the Executive is not eligible to participate in the Pension Plan. In lieu thereof and additionally to provide Executive with a retirement commensurate with his position and compensation, the Company will in lieu of provisions previously contained in this Section 6(a) of the employment agreement maintain at its cost, Split-Dollar Policies, and the Executive and his spouse will accept the Split-Dollar Policies, which have been procured by the Company in full satisfaction of their rights under this Section 6(a) of the employment agreement. In light of the substitution of Split-Dollar Policies for the retirement benefits formerly called for in this Section 6(a) of the original Employment Agreement, the references in the original Employment Agreement to retirement benefits as provided in Sections 6(a) are of no effect. In the event that the Executive incurs any federal or state income tax or gift tax liability as a result of the implementation of the Split-Dollar Policies, the Company will indemnify the Executive with respect thereto.

                                             Amended Version of Section 10(a)

[Note: The following clause appears on page 32 of the original employment agreement.]

          10.  Termination by Executive and Wrongful Termination
               by the Company.
               -------------------------------------------------

               (a) The Executive shall have the right, exercisable by notice to the Company, to terminate the Term, the Advisory Period and this Agreement
(i) effective 30 days after the giving of such notice, if, at any time during the Term or the Advisory Period, the Company shall be in material breach of any of its obligations hereunder, provided that the Term or the Advisory Period, or this Agreement, shall not so terminate if within such thirty-day period the Company shall have cured all such material breaches of its obligations hereunder; or (ii) after this Agreement has been in effect of 24 or more months, at any time, in Executive's option and discretion, effective
60 days after the giving of notice of termination; or (iii) effective 30 days after the giving of such notice in the instance of an illness or disability to Executive which is not a Permanent Incapacity under Section 9(a)(i), and the Executive's physician(s) or other medical and/or mental health practitioner(s) advise or suggest that the continuance of Executive in his employment with the Company would or might have an adverse effect on Executive's physical or mental health. The parties acknowledge and agree that a material breach for purposes of this Section 10

                                              Amended Version of Section 15(a)

[Note: The following clause appears on page 42 of the original employment agreement]

          15.  Additional Option to Acquire Shares
               -----------------------------------

               (a) In the event of a threatened or actual Change in Control, Executive shall have the right and option, exercisable by Executive in Executive's discretion, from time to time during the period set forth below, by notice to the Company (the "Option Notice") to acquire from the Company up to 2,000,000 shares in the aggregate, of the Series A Common Stock or Series B Common Stock, or a combination of Series A and Series B Common Stock, as the Executive may determine, ("Common Stock") of the Company (adjusted as set forth in Subsection (b)) at a price per share to be paid by Executive, equal to the Closing Price (as hereafter defined) of said stock on the date of the giving of the Option Notice, or if such day is a Saturday, Sunday or Holiday, on the immediately preceding business day on which securities are generally traded
(the "Applicable Date"). The Option Notice shall be given on or before the latest of (i) the expiration date of the Term as set forth in Section 2, (ii) the expiration date of any renewal or extension of this Agreement or any other employment agreement between Executive and the Company (the "New Agreement") and

                                              Amended Version of Section 15(a)

[Note: The following clause appears on Page 42. of the original employment agreement.]

(iii) six months following the termination of Executive's Employment with the Company subsequent to the Term or the term of any New Agreement. The Closing Price shall be the last such reported sales price, regular way, on the Applicable Date, or, in case no such reported sale takes place on such particular day, the average of the closing bid and asked price, regular way, for such particular day, in each case on the principal national securities exchange or in the NASDAQ-National Market System (the "Securities Exchange") on which the shares of Series A Common Stock and/or Series B Common Stock, as the case may be, are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market as reported by NASDAQ or any comparable system, as adjusted pursuant to Subsection (b). Payment shall be made by the Executive within ten business days following the giving of the Option Notice. A "Change in Control" of the Company shall be deemed to occur when (A) any person or group of affiliated or related persons (other than a group of which Executive or an entity controlled by Executive is a participant and other than an employee benefit plan of the Company) acquires, directly or indirectly, voting securities or assets of the Company if, immediately after giving effect to such acquisition, such person or group of affiliated or related persons either (i) beneficially owns 9% or more of the total voting power of all of the Company's voting securities outstanding at the time of such acquisition, or 9% or more than the fair market value of the Company's issued and outstanding stock, or (ii) within the preceding 12-month period acquired the voting power referenced in (i) above, or (iii) within the preceding
12-month period acquired 20% or more of the assets of the Company, or (iv) otherwise effectively controls the operations of the Company whether by control of its Board of Directors, by contract, or otherwise, or (B) a majority of the members of the Board of Directors of the Company is replaced during the preceding 12-month period by directors whose appointment or election was not endorsed by the prior Board. Without limitation, a threatened change in control shall be deemed to have occurred when any person or group of persons acquires such ownership of securities of the Company that such person or group files or is required to file a Form 13-D or otherwise files or is required to make a filing pursuant to Regulations 13D-G under the Securities and Exchange Act of 1934, as amended.

shall include, but not be limited to (i) failure of the Executive to be elected or retained as Cairman of the Board and Chief Executive Officer of the Company, or the failure of the Company to cause Executive to serve in such position, (ii) a reduction (other than an incidental or immaterial reduction) in the Executive's authority, functions, duties or responsibilities provided in
Section 1 (whether or not accompanied by a change in title) which has not been fully corrected within said 30-day period or (iii) the Company's requirement that (or causing) all persons and personnel to report directly or indirectly to other than Executive or the Company's failure to cause Executive be the senior officer of the Company. In light of the elimination of the agreement that a Change of Control shall be a material breach of this Section 10, the references in Sections 14 and 16 of the original Employment Agreement to the Executive's right to terminate this Agreement pursuant to Section 10 by reason of a Change in Control are of no effect.

                                               Amended Version of Section 16(h)

[Note: The following appears on page 47. of the original employment agreement.]

         (h)  Right to Accelerate
              -------------------

              Without limitation of any rights of Executive to otherwise cause acceleration of any benefits or monies due or to become due to Exeuctive, his spouse or their respective legal representatives, if the Company or any of the benefit plans or funds referenced herein shall fail to make, when due, any payment referred to in this Agreement or shall refuse to make any such payment, or shall fail or refuse to make provision for any employee or other benefit to which Claimant, the Claimant may, at his, her or its option, accelerate and declare due, payable and performable all such payments, provisions or entitlements, provided, however, that such acceleration shall be effected only by written notice thereof delivered by the Claimant to the Company specifying in detail the basis for acceleration, and shall be effective as of the date which is 30 business days after the receipt of such notice by the Company provided further, however, that if within 30 business days following the date of receipt of such notice, the Company shall make, when due, the payment in question or shall agree to make any such payment when due, or shall make provision therefor, the acceleration shall not be effective. If at any time the Claimant has the right to accelerate payments under this Section, same shall be determined in accordance with the provisions of Section 13 but incorporating, however, in said lump sum calculation the average annual increase in the Consumer Price Index for the most recent 36 months preceding the date on which said accelerated payment is to be made. The Claimant may, but shall not be required to, bring one or more legal actions to enforce payment, or other appropriate remedy, of any and all amounts to which the Claimant has then become, or shall at any time in the future become entitled, whether or not then due, payable or performable.